Filed Pursuant to Rule 424(b)(2)
Registration No. 333-154173

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 18, 2010.

Pricing Supplement to the Prospectus dated April 6, 2009,

the Prospectus Supplement dated April 6 , 2009

and the Prospectus Supplement No.  209 dated October 27, 2009 — No.

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$
Autocallable Buffered Index Fund-Linked Notes due
(Linked to the iShares® MSCI Emerging Markets Index Fund)

The notes will not bear interest. The amount that you will be paid on your notes, if any, will be based on the performance of the iShares® MSCI Emerging Markets Index Fund (which we refer to as the index fund or the underlier), as measured on two call observation dates (the first, expected to be the first scheduled trading day thirteen months after the trade date, and the second, expected to be the first scheduled trading day eighteen months after the trade date) and on the determination date (expected to be the first scheduled trading day approximately two years after the trade date, subject to adjustment). If the closing level of the underlier on either call observation date is equal to or greater than the initial underlier level (to be set on the trade date), your notes will be automatically called. If your notes are automatically called on either call observation date, five business days after such call observation date, we will pay you for each $1,000 face amount of your notes, an amount equal to the sum of (i) $1,000 plus (ii) the product of the premium amount applicable to such call observation date times $1,000. The premium amount applicable to each call observation date will be set on the trade date and is expected to be: (i) between 7.5833% and 8.6667% with respect to the first call observation date (resulting in a maximum payment of between $1,075.83 and $1,086.67) and (ii) between 10.5000% and 12.0000% with respect to the second call observation date (resulting in a maximum payment of between $1,105.00 and $1,120.00). As a result of this call feature, the return on your notes is capped and the maximum payment you could receive if your notes are automatically called will depend upon the applicable premium amount.

If your notes are not automatically called, on the stated maturity date (to be set on the trade date and expected to be the fifth business day after the determination date) for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the percentage increase or decrease in the underlier, which we refer to as the underlier return. The underlier return will be determined as follows: First, we will subtract the initial underlier level from the final underlier level (the closing level of the underlier on the determination date, subject to adjustment). Then, we will divide the result by the initial underlier level and express the resulting fraction as a percentage.

If your notes are not automatically called, the cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to:

•

if the underlier return is zero or positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the premium amount (to be set on the trade date and expected to be between 14.0000% and 16.0000%, resulting in a maximum payment of between $1,140.00 and $1,160.00);

•	if the underlier return is negative but not below -30% (the final underlier level is less than the initial underlier level but not by more than 30%), $1,000; or

•

if the underlier return is negative and is below -30% (the final underlier level is less than the initial underlier level by more than 30%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.4286 times (b) the sum of the underlier return and 30% times (c) $1,000.

If, on the determination date, the underlier level has decreased by more than 30% from the trade date and the notes have not been called on either of the call observation dates, you will receive less than the face amount of your notes at maturity. You could lose your entire investment in the notes if the final underlier level is zero. If the closing underlier level on either of the call observation dates prior to the determination date is equal to or greater than the initial underlier level, your notes will automatically be called prior to maturity. The amount of the cash payment, if any, that you will receive on a call payment date or at maturity will be capped and will be based solely on the closing level of the underlier on the corresponding call observation date or determination date, as applicable. Depending on the volatility of the level of the underlier, your notes may not be automatically called and the amount you receive on the stated maturity date may be less than the face amount of your notes, even though the average level of the underlier during the life of the notes or even on the days just prior to or after the call observation dates or the determination date, as the case may be, is higher than the initial underlier level.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, and not to the performance of the MSCI Emerging Markets Index (which we refer to as the index) on which the underlier is based. Although the underlier seeks results that correspond generally to the performance of the index, the underlier follows a strategy of “representative sampling,” which means the underlier’s holdings do not identically correspond to the holdings and weightings of the index, and may significantly diverge from the index. Although the underlier generally invests at least 90% of its assets in some of the same securities as those contained in the index and in depositary receipts representing the same securities as those contained in the index, it does not hold all of the securities underlying the index and may invest the remainder in securities that are not contained in the index, or in other types of investments. Currently, the underlier holds substantially fewer securities than the index. Additionally, when the underlier purchases securities not held by the index, the underlier may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the index components are not exposed. Therefore, your investment in the underlier will not directly track the performance of the underlying index and there may be significant variation between the performance of the underlier and the index on which it is based.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 of this pricing supplement and the general terms of the notes found in “General Terms of the Non-Principal Protected Underlier Linked Autocallable Notes” on page S-60 of the accompanying prospectus supplement no. 209.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through May     , 2012. We encourage you to read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes” on page S-46 of the accompanying prospectus supplement no. 209 and “Additional Risk Factors Specific to Your Notes” on page PS-9 of this pricing supplement so that you may better understand those risks.

Original issue date (settlement date):	, 2010	Underwriting discount:	% of the face amount
Original issue price:	% of the face amount	Net proceeds to the issuer:	% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Pricing Supplement dated                     , 2010.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The notes are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”). The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “notes”. Each of the notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 209” mean the accompanying prospectus supplement no. 209, dated October 27, 2009, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes” on page S-60 of the accompanying prospectus supplement no. 209. Please note that certain features, as noted below, described in the accompanying prospectus supplement no. 209 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of prospectus supplement no. 209.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Underlier: iShares® MSCI Emerging Markets Index Fund (Bloomberg Ticker “EEM UP”); see “The Underlier” on page PS-14

Index: MSCI Emerging Markets Index, as published by MSCI, Inc (“MSCI”); see “The Underlier” on page PS-14

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 209:

•	type of notes: notes linked to a single underlier

•	exchange rates: not applicable

•	averaging dates: not applicable

•	buffer level: yes, as described below

•	buffer rate: yes, as described below

•	buffer amount: yes, as described below

•	knock-out event: not applicable

•	interest: not applicable

•	coupon: not applicable

•	redemption right or price dependent redemption right: yes, as described below

•	cap level: not applicable

•	contingent minimum return: not applicable

Face amount: each note will have a face amount equal to $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement but prior to the settlement date

Cash settlement amount (on any call payment date): if your notes are automatically called, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the premium amount applicable to the corresponding call observation date

Cash settlement amount (on the stated maturity date): if your notes are not automatically called, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:

•	if the final underlier level is greater than or equal to the initial underlier level, the sum of (i) the $1,000 face amount plus (ii) the product of (a) $1,000 times (b) the premium amount;

•	if the final underlier level is less than the initial underlier level but greater than or equal to the buffer level, the $1,000 face amount; or

•

if the final underlier level is less than the buffer level, the sum of (i) the $1,000 face amount plus (ii) the product of (a) the $1,000 face amount times (b) the buffer rate times (c) the sum of the underlier return and the buffer amount

Initial underlier level (to be set on the trade date):

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-79 of the accompanying prospectus supplement no. 209 and subject to adjustment as provided under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Discontinuance or Modification of an Underlier” on page S-82 of the accompanying prospectus supplement no. 209

Buffer level: 70% of the initial underlier level

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 142.86%

Buffer amount: 30%

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Call observation dates (to be set on the trade date): the first call observation date is expected to be the first scheduled trading day that is thirteen months after the trade date, and the second call observation date is expected to be the first scheduled trading day that is eighteen months after the trade date, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Call Observation Dates” on page S-76 of the accompanying prospectus supplement no. 209

Call payment dates (to be set on the trade date): expected to be the fifth business day after the corresponding call observation date, each subject to postponement as described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Call Payment Dates” on page S-74 of the accompanying prospectus supplement no. 209

Premium amount (to be set on the trade date): expected to be between 7.5833% and 8.6667% with respect to the first call observation date, between 10.5000% and 12.0000% with respect to the second call observation date and between 14.0000% and 16.0000% with respect to the determination date

Trade date:

Settlement date (original issue date): expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be the fifth business day after the determination date, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Stated Maturity Date” on page S-73 of the accompanying prospectus supplement no. 209

Determination date (to be set on the trade date): a specified date that is expected to be two years after the trade date, subject to adjustment as described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Determination Date” on page S-74 of the accompanying prospectus supplement no. 209

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Redemption: as described under “General Terms of the Non-Principal Protected Underlier-Linked

Autocallable Notes — Redemption of Your Notes” on page S-61 of the accompanying prospectus supplement no. 209

Closing level: as described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Special Calculation Provisions — Closing Level” on page S-85 of the accompanying prospectus supplement no. 209

Business day: as described under “General Terms of the Non-Principal Protected Underlier- Linked Autocallable Notes — Special Calculation Provisions — Business Day” on page S-84 of the accompanying prospectus supplement no. 209

Trading day: as described under “General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes — Special Calculation Provisions — Trading Day” on page S-84 of the accompanying prospectus supplement no. 209

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-90 of the accompanying prospectus supplement no. 209

Supplemental discussion of federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-92 of the accompanying prospectus supplement no. 209.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it is possible that your notes could be treated as a “constructive ownership transaction” which would be subject to the rules of Section 1260 of the Internal Revenue Code, in which case, you might realize an Excess Gain Amount (as defined on page S-95 of the accompanying prospectus supplement no. 209) because the amount of long term capital gain that you might recognize in respect of your notes (in the absence of Section 1260) might exceed the amount of long term capital gain that you would have recognized if you had directly held the index fund. However, because the notes have a return profile that differs substantially from the return profile of the index fund, we believe that Section 1260 should not apply at all to your notes. Please see the discussion on page S-95 of the accompanying prospectus supplement no. 209 for more information regarding the tax consequences if Section 1260 were to apply to your notes. In addition, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Please see the discussion on such alternative treatments under “Supplemental Discussion of Federal Income Tax consequences — United States Holders — Alternative Treatments” on page S-94 in the accompanying prospectus supplement no. 209.

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any interest that you include in income from the notes in respect of either (i) current accruals based on the comparable yield or (ii) gain recognized upon the sale or maturity of your notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes

ERISA: as described under “Employee Retirement Income Security Act” on page S-98 of the accompanying prospectus supplement no. 209

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-99 of the accompanying prospectus supplement no. 209; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            ;

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.10% of the face amount;

we expect to deliver the notes against payment therefor in New York, New York on                     , 2010, which is expected to be the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38143UPY1

ISIN no.: US38143UPY19

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that hypothetical underlier levels on the determination date and the call observation dates could have on the cash settlement amount, assuming all other variables remain constant. No one can predict what the underlier level will be on the determination date and the call observation dates. The underlier level has been highly volatile — meaning that the underlier level has changed substantially in relatively short periods — in the past, and its performance cannot be predicted for the future.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable direct investment in the underlier.

The information in the table and examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or automatically called on one of the call payment dates. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you receive for your notes may, be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-47 of the accompanying prospectus supplement no. 209 and “Additional Risk Factors

Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page PS-9 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Buffer level	70% of the initial underlier level

Buffer rate	approximately 142.86%

Buffer amount	30.00%

Premium amount	7.5833% for the first call observation date 10.5000% for the second call observation date 14.0000% for the determination date

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date or any call observation date

No change in or affecting any of the underlier stocks or the policies of the underlier investment advisor or the method by which the index sponsor calculates the index

Notes purchased on original issue date and held to the stated maturity date or automatically called on a call payment date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes on a call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels on the determination date and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, as percentages of the face amount of each note, based on the corresponding hypothetical final underlier levels, assuming that the notes have not been automatically called prior to the determination date (i.e., on each of the call observation dates prior to the determination date the closing level of the underlier has not been equal to or greater than the initial underlier level). A hypothetical cash settlement amount of 100.0000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.0000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level on the Determination Date (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called Prior to the Determination Date (as Percentage of Face Amount)
135.0000%	114.0000%
115.0000%	114.0000%
100.0000%	114.0000%
90.0000%	100.0000%
80.0000%	100.0000%
70.0000%	100.0000%
60.0000%	85.7143%
50.0000%	71.4286%
40.0000%	57.1429%
30.0000%	42.8571%
20.0000%	28.5714%
0.0000%	0.0000%

If, for example, the notes have not been automatically called prior to the determination date and the final underlier level were determined to be 20.0000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 28.5714% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose approximately 71.4286% of your investment. In addition, if the final underlier level were determined to be 70.0000% of the initial underlier level, the payment amount that we would deliver on your notes at maturity would be 100.0000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and hold them to the stated maturity date, you would receive 100.0000% of the face amount of your notes.

The table above assumes that your notes have not been automatically called prior to the determination date and reflects hypothetical cash settlements that you could receive on the stated maturity date. If, on the other hand, your notes are automatically called, the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the premium amount applicable to such call observation date times $1,000. Therefore you would not benefit from any increase in the closing level of the underlier above the initial underlier level on any of the call observation dates.

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels of the underlier that may not be achieved on the determination date or either call observation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-52 of the accompanying prospectus supplement no. 209.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity or on any call payment date and the rate of return on the offered notes will depend on whether the notes are called, the actual initial underlier level and the premium amounts we will set on the trade date and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009, and “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes” in the accompanying prospectus supplement no. 209. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through May    , 2012. After May    , 2012, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price, taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-52 of the accompanying prospectus supplement no. 209.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes — Your Notes May Not Have an Active Trading Market” on page S-51 of the accompanying prospectus supplement no. 209.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. Assuming your notes are not automatically called prior to the determination date, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level of the underlier on the determination date. If the final underlier level for your notes is less than the buffer level, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes. In that case, the rate of decrease in the amount payable on your notes will exceed the rate of decrease in the level of the underlier below the buffer level. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you paid for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on a call payment date or the stated maturity date, as the case may be, exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Cash Settlement Amount You Will

Receive on a Call Payment Date or on the

Stated Maturity Date, as the Case May Be,

Will be Capped

Regardless of the closing level of the underlier on either of the call observation dates or the determination date, the cash settlement amount you may receive on a call payment date or on the stated maturity date, as the case may be, is capped. Even if the closing level of the underlier on these days exceeds the initial underlier level (causing the notes to be automatically called if the day is one of the call observation dates) the cash settlement amount on a call payment date or on the stated maturity date, as the case may be, will be capped, and on each of those days, you will not benefit from any increases in the closing level of the underlier above the initial underlier level.

The Cash Settlement Amount You Will

Receive on a Call Payment Date or on the

Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time

Other Than on the Applicable Call

Observation Date or the Determination Date,

as the Case May Be

The payment amount you will receive on a call payment date or on the stated maturity date will be based only on the closing level of the underlier on the applicable call observation date or the determination date. Therefore, for example, if the closing level of the underlier dropped precipitously on a call observation date or on the determination date, the payment amount for the notes would be significantly less than it would otherwise have been had the payment amount been linked to the closing level of the underlier prior to such drop. Although the actual closing level of the underlier on either call payment date, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlier on either call observation date or the determination date, you will not benefit from the closing levels of the underlier at any time other than on either call observation date or on the determination date.

If the Final Underlier Level Is Less Than the Buffer Level on the Determination Date, the Return on Your Note Will Be Negative and

You May Lose All or a Significant Portion of Your Investment in the Notes

If your notes are not automatically called earlier, you may lose all or a significant amount of your investment in the notes if the closing level of the underlier decreases by more than 30% from the trade date to the determination date. The cash settlement amount, if any, you will receive at maturity will depend on the closing level of the underlier on only the determination date; you may receive significantly less than the principal amount of your notes regardless of the closing level of the underlier on any other day. You will receive an amount greater than or equal to the face amount of your notes at maturity only if the final underlier level is greater than or equal to the buffer level (assuming your notes have not been earlier called). Thus, depending on the final underlier level, you could lose a substantial portion, and perhaps all, of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your notes on a call payment date, if the closing level of the underlier on the corresponding call observation date is greater than or equal to the initial underlier level. Therefore, the term for your notes may be reduced to a term thirteen months after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue

Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

There Are Risks Associated with The

Underlier

Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor may select up to 10% of the underlier’s assets to be invested in shares of equity securities that are not included in the index. The underlier is also not actively managed and may be affected by a general decline in market segments relating to the index. The underlier investment advisor invests in securities included in, or representative of, the index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Underlier and the Index Are Different

and the Performance of the Underlier May

Not Correlate with the Performance of the

Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the index. The underlier may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlier is generally linked to the performance of the index, the performance of the underlier is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier investment advisor.

Imperfect correlation between the underlier’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, the divergence of the underlier’s performance from that of the index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the index. Finally, because the shares of the underlier are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the index. Consequently, the return on the notes will not be the same as investing directly in the underlier or in the index or in the underlier stocks or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The underlier that your notes are linked to holds stocks traded in the equity markets of emerging markets countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the underlier is not traded, the value of the securities underlying the underlier may change on days when shareholders will not be able to purchase or sell shares of the underlier.

The countries whose markets are represented by the underlier include Bermuda, Brazil, Cayman Islands, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey and the United States.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper federal income tax treatment of an instrument such as your notes that are currently characterized as prepaid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired an instrument such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-92 of the accompanying prospectus supplement no. 209. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-92 of the accompanying prospectus supplement no. 209 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE UNDERLIER

The iShares® MSCI Emerging Markets Index Fund

The shares of the underlier are issued by iShares, Inc., a registered investment company. The underlier seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares MSCI Emerging Markets Index Fund trades on the NYSE Arca under the ticker symbol “EEM”. BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares MSCI Emerging Markets Index Fund.

BFA, as the investment advisor to the underlier, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The underlier generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The underlier may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the underlier track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the underlier’s assets invested in shares of such other funds.

We obtained the following fee information from the underlier website, without independent verification. The investment advisor is entitled to receive a management fee from the underlier based on the underlier’s allocable portion of the aggregate of the average daily net assets of the underlier as follows: 0.75% per annum of aggregate net assets of the underlier less than or equal to $14.0 billion, plus 0.68% per annum of the aggregate net assets of the underlier on amounts over $14.0 billion and up to and including $28.0 billion, plus 0.61% per annum of the aggregate net assets of the underlier on amounts in excess of $28.0 billion. As of November 17, 2010, the expense ratio of the underlier was 0.72% per annum.

For additional information regarding iShares Inc., BFA, the underlier and the risk factors attributable to the underlier, please see the Prospectus, dated January 1, 2010 (as supplemented January 20, 2010, February 2, 2010, March 19, 2010 and September 27, 2010), filed as part of the Registration Statement on Form N-1A with the SEC on December 23, 2009 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the underlier, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at www.ishares.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

If a market disruption event occurs with respect to the underlier, the calculation agent will have discretion to adjust the closing level of the underlier on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” above.

Investment Objective and Strategy

The underlier seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the index. The underlier’s investment objective and the index may be changed at any time.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, and not to the performance of the MSCI Emerging Markets Index on which the underlier is based. Although the underlier seeks results that correspond generally to the performance of the index, the underlier follows a strategy of “representative sampling,” which means the underlier’s holdings do not identically correspond to the holdings and weightings of the index, and may significantly diverge from the index. Although the underlier generally invests at least

90% of its assets in some of the same securities as those contained in the index and in depositary receipts representing the same securities as those contained in the index, it does not hold all of the securities underlying the index and may invest the remainder in securities that are not contained in the index, or in other types of investments. Currently, the underlier holds substantially fewer securities than the index. Additionally, when the underlier purchases securities not held by the index, the underlier may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the index components are not exposed. Therefore, your investment in the underlier will not directly track the performance of the underlying index and there may be significant variation between the performance of the underlier and the index on which it is based.

The following tables display the top holdings and weighting by sector and country of the underlier.

iShares® MSCI Emerging Markets Index Fund Stock Weighting by Country for the Top 10 Countries by Percentage Holding

as of October 29, 2010**

Country:	Percentage (%)
Brazil	15.89
China	17.98
India	7.07
Indonesia	2.60
Korea (South)	13.03
Malaysia	2.75
Mexico	4.40
Russian Federation	6.38
South Africa	7.80
Taiwan	10.41

iShares® MSCI Emerging Markets Index Fund Stock Weighting by Country

as of September 30, 2010**

Country:	Percentage (%)*
Bermuda	0.05
Brazil	16.22
Cayman Islands	0.01
Chile	1.93
China	17.83
Colombia	0.50
Czech Republic	0.73
Egypt	0.41
Hungary	0.79
Hong Kong	0.06
India	7.15
Indonesia	2.61
Korea (South)	12.99
Luxembourg	0.02
Malaysia	2.79
Mexico	4.21

Country:	Percentage (%)*
Peru	0.84
Philippines	1.18
Poland	1.44
Russian Federation	5.85
South Africa	8.01
Taiwan	10.54
Thailand	1.75
Turkey	1.80
United States	0.16

iShares® MSCI Emerging Markets Index Fund Stock Weighting by Sector

as of October 29, 2010

Sector:	Percentage (%)*
Financials	25.25
Energy	14.04
Materials	13.99
Information Technology	12.50
Telecommunication Services	8.15
Industrials	7.19
Consumer Discretionary	6.91
Consumer Staples	6.89
Utilities	3.52
Health Care	0.90

*	Percentages may not sum to 100% due to rounding.
**	A list of constituent stocks can be found at http://us.ishares.com/product_info/fund/overview/EEM.htm

Sector designations are determined by the underlier investment advisor using criteria it has selected or developed. Fund advisors or index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different fund advisors or index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the underliers or indices.

Representative Sampling

BFA uses a representative sampling strategy to track the MSCI Emerging Markets Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

The index is a theoretical financial calculation while the underlier is an actual investment portfolio. The performance of the underlier and the index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the underlier’s portfolio and the index resulting from legal restrictions (such as diversification requirements that apply to the underlier but not to the index) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The underlier, using representative sampling, can be expected to have a greater tracking error than an underlier using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index. The annual tracking error of the underlier measured from the inception of the index fund to November 17, 2010 is 0.29%.

Industry Concentration Policy

The underlier will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the underlier will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index concentrates in the stocks of such particular industry or group of industries.

Creation Units

The iShares MSCI Emerging Markets Index Fund issues and redeems shares at its net asset value per share only in blocks of 450,000 shares or multiples thereof (“Creation Units”). As a practical matter, only institutions or large investors purchase or redeem Creation Units. These transactions are usually effected in exchange for a basket of securities similar to the iShares MSCI Emerging Markets Index Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of the iShares MSCI Emerging Markets Index Fund are not redeemable securities. Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the iShares MSCI Emerging Markets Index Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the iShares MSCI Emerging Markets Index Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the iShares MSCI Emerging Markets Index Fund. The iShares MSCI Emerging Markets Index Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The MSCI Emerging Markets Index

The information below is included only to give insight to the underlying index, the performance of which the underlier attempts to mirror. Your note is linked to the performance of the index and not to the underlying index and the underlier may not hold the same securities as the index, and the holdings may diverge substantially.

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

On May 30, 2008, the MSCI Global Standard Indices (which included MSCI Emerging Markets Index) transitioned to the MSCI Global Investable Markets Indices, which — as well as MSCI Global Standard Indices — are part of MSCI International Equity Indices and the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html.

Index Calculation

The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting of the MSCI indexes for the selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI Emerging Markets Index and the Component Country Indices” below.

Prices used to calculate the value of the component securities in the index are the official exchange closing prices or prices accepted as such in the relevant market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI Emerging Markets Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI Emerging Markets Index was launched on December 31, 1987 at an initial value of 100.

Maintenance of the MSCI Emerging Markets Index and the Component Country Indices

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: after close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI Emerging Markets Index or subtract one or more of its current component country indices prior to the maturity date. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semiannual timetable.

Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed;

and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the component country indices is reflected in the MSCI Emerging Markets Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float

The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Historical High, Low and Closing Levels of

the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. Assuming the notes were not automatically called prior to the determination date, during the period from January 3, 2007 through November 17, 2010, there were 474 24-month periods, the first of which began on January 3, 2007 and the last of which ended on November 17, 2010. In 89 of such 474 24-month periods the closing level of the underlier on the final date of such period has fallen below 70% of the closing level of the underlier on the initial date of such period. Therefore, during approximately 18.57% of such 24-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 24-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the underlier for each of the four calendar quarters in 2007, 2008, 2009 and 2010 (through November 17, 2010). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Underlier

	High	Low	Close
2007
Quarter ended March 31	39.53	35.03	38.75
Quarter ended June 30	44.42	39.13	43.82
Quarter ended September 30	50.11	39.50	49.78
Quarter ended December 31	55.64	47.27	50.10
2008
Quarter ended March 31	50.37	42.17	44.79
Quarter ended June 30	51.70	44.43	45.19
Quarter ended September 30	44.43	31.33	34.53
Quarter ended December 31	33.90	18.22	24.97
2009
Quarter ended March 31	27.09	19.94	24.81
Quarter ended June 30	34.64	25.65	32.23
Quarter ended September 30	39.29	30.75	38.91
Quarter ended December 31	42.06	37.55	41.50
2010
Quarter ended March 31	43.22	36.83	42.12
Quarter ended June 30	43.98	36.16	37.32
Quarter ended September 30	44.77	37.59	44.77
Quarter ending December 31 (through November 17, 2010)	48.58	45.15	45.40

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Pricing Supplement

Summary Information	PS-2
Conflicts of Interest	PS-5
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-9
The Underlier	PS-14

Prospectus Supplement No. 209 dated October 27, 2009
Summary Information	S-3
Hypothetical Returns on the Non-Principal Protected Underlier-Linked Autocallable Notes	S-24
Additional Risk Factors Specific to the Non-Principal Protected Underlier-Linked Autocallable Notes	S-46
General Terms of the Non-Principal Protected Underlier-Linked Autocallable Notes	S-60
Use of Proceeds and Hedging	S-90
Supplemental Discussion of Federal Income Tax Consequences	S-92
Employee Retirement Income Security Act	S-98
Supplemental Plan of Distribution	S-99
The Underliers	A-1
Dow Jones Euro Stoxx 50® Index	A-2
FTSE® 100 Index	A-5
MSCI EAFE Index	A-8
Nikkei 225® Index	A-13
Russell 2000® Index	A-15
S&P 500® Index	A-19

Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs

Group, Inc.

Autocallable Buffered Index Fund-Linked Notes due

(Linked to the iShares® MSCI Emerging Markets Index Fund)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.